Exhibit 2(e)


                          STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (this "Agreement") dated as of March 5, 1995 by and among Aktiebolaget Volvo ("Purchaser"), a Swedish corporation, and Clark Equipment Company ("Clark"), a Delaware corporation, and Clark-Hurth Components Marketing Company ("Seller"), a Delaware corporation.

                            W I T N E S S E T H:

          WHEREAS, Clark, Purchaser and VME Group N.V. (formerly named "VBM (Construction and Mining Equipment) International, N.V.") are parties to that certain Agreement Regarding Exchange of Shares and Relationships Between Shareholders (the "Agreement Between Shareholders"), dated as of March 27, 1985, as amended, relating to the ownership of interests in VME Group N.V. (the "Company");

          WHEREAS, Seller is the owner of 125,000 shares (the "Stock") of capital stock of the Company representing one-half of the total issued and outstanding shares of the Company; and

          WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Stock pursuant to this Agreement.

          NOW, THEREFORE, IT IS AGREED:

                                  ARTICLE I

                     REPRESENTATIONS OF CLARK AND SELLER

     Section 1. Representations of Clark and Seller. Clark and Seller jointly and severally represent and warrant to Purchaser as follows:

          Section 1.1. Ownership of Stock. Seller is the lawful owner of the Stock, free and clear of all liens and encumbrances. Seller has not issued any options, warrants or exchangeable securities, or entered into any other agreements, which currently or upon the payment of money, the passage of time or the occurrence of any other event require or may require Seller to transfer any of the Stock to any person other than Purchaser. When the Stock is transferred to Purchaser at the Closing as contemplated by this Agreement, Purchaser will become the owner of the Stock, free and clear of any liens or encumbrances, other than liens or encumbrances resulting solely from actions of Purchaser.

          Section 1.2. Existence and Good Standing of Seller and Clark. Seller and Clark each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          Section 1.3. Authority of Seller. Seller has full corporate power and authority to execute and deliver this Agreement and to sell, assign, transfer and convey the Stock to Purchaser pursuant to this Agreement, to perform its obligations hereunder and to consummate the

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transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, including approval by Clark Business Services Corporation, as the sole shareholder of Seller, and by Clark, as the sole shareholder of Clark Business Services Corporation. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by Purchaser, constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

          Section 1.4. Authority of Clark. Clark has full corporate power and authority to approve the sale, assignment, transfer and conveyance of the Stock by Seller to Purchaser in accordance with this Agreement and to cause Seller to consummate that transaction. The transactions contemplated by this Agreement, including but not limited to, the approval by Clark of the execution, delivery and performance of this Agreement by Seller and of the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Clark, including, if necessary, approval by the stockholders of Clark.

          Section 1.5. No Violations. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Certificate of Incorporation or By-Laws of Seller or of Clark, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Seller, Clark, any other subsidiary of Clark, or any of their respective properties or assets, is bound and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Seller, Clark or any other subsidiary of Clark is a party, or by which Seller, Clark or any other subsidiary of Clark, or any of their respective assets or properties is bound.

          Section 1.6. Governmental Authorization. Except for such, if any, filings and approvals as are required under the Competition Act (Canada) or the European Community Merger Control Regulation, no licenses or permits from, approvals of or filings with any governmental agencies are required to enable Seller to sell the Stock to Purchaser in accordance with this Agreement.

                                 ARTICLE II

                        REPRESENTATIONS OF PURCHASER


     Section 2. Representations of Purchaser. Purchaser represents and warrants to Clark and Seller as follows:

          Section 2.1.  Existence and Good Standing of Purchaser.
Purchaser is a corporation duly organized and validly existing under the laws of the Kingdom of Sweden.



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          Section 2.2.  Authority of Purchaser.  Purchaser has full
corporate power and authority to execute and deliver this Agreement and to purchase the Stock pursuant to this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser.
This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due execution and delivery by Seller, constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

          Section 2.3. No Violations. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Articles of Incorporation of Purchaser, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser, any of its subsidiaries, or any of their respective properties or assets is bound and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Purchaser or any of its subsidiaries is a party, or by which Purchaser or any of its subsidiaries, or any of their respective assets or properties is bound.

          Section 2.4. Governmental Authorization. Except for such, if any, filings and approvals as are required under the Competition Act (Canada) or the European Community Merger Control Regulation, no licenses or permits from, approvals by, or filings with any governmental agencies are required to enable Purchaser to purchase the Stock from Seller in accordance with this Agreement.

          Section 2.5. Purchase for Investment. Purchaser will acquire the Stock for its own account for investment and not with a view toward any resale or distribution thereof.

          Section 2.6. Financing. Purchaser has sufficient funds available to it to purchase all of the Stock pursuant to this Agreement.

                                 ARTICLE III

                                SALE OF STOCK


          Section 3.1. Sale of Stock. Subject to the terms and conditions herein stated, Seller agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date (as defined in Section 3.3 below), and Purchaser agrees to purchase from Seller on the Closing Date, the Stock.

          Section 3.2. Price. Purchaser shall pay as the purchase price for the Stock (the "Purchase Price") an aggregate of (i) U.S.$560 million, plus (ii) if the Closing (as defined in Section 3.3 below) does not occur by March 31, 1995, an amount equal to interest on U.S.$573 million from April 1, 1995 to the Closing Date at the rate of 8.5% per annum. The Purchase Price will be paid in full to Seller at the Closing by wire transfer in immediately available funds to an account designated by Seller prior to Closing.

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          Section 3.3.  Closing.  The closing of the sale referred to in
Section 3.1 (the "Closing") shall take place at 10:00 A.M. at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, on the later of (i) March 17, 1995, or (ii) the second business day following the earlier of either (A) the day on which the required waiting periods, if any, under the Competition Act (Canada) have expired or been terminated without action having been taken by the Canadian authorities to prevent completion of the transactions contemplated by this Agreement or (B) the day Purchaser receives an Advance Ruling Certificate with regard to the transactions contemplated by this Agreement from the Director of Investigation under the Competition Act (Canada) or (iii) the second business day after the earliest of (A) the day on which the European Commission issues a decision under Article 6(1)(a) or (b) of Council Regulation No. 4064/89 with regard to the transactions contemplated by this Agreement, (B) the day when the time period under Article 10(1) of that Council Regulation expires with regard to the transactions contemplated by this Agreement or (C) the day which is one month after the effective date of the notification with regard to the transactions contemplated by this Agreement (computed as provided in Articles 6(1) and 7(1) of Council Regulation 2367/90) if the Commission does not initiate proceedings with respect to those transactions, or at such other time, date and place as Clark and Purchaser shall by written instrument designate. Such time and date are herein referred to as the "Closing Date."

          Section 3.4. Occurrences at Closing. At the Closing, (a) Seller will deliver or cause to be delivered to Purchaser a notarial deed executed by a civil law notary in the Netherlands transferring the Stock, and shall take such action as is necessary to cause a notation to be made in the Company's Shareholder register crediting the Stock to Purchaser's account,
(b) Clark will deliver a cancelled Promissory Note, dated December 23, 1992, from the Company to Clark in the principal amount of $35,000,000 (the "Promissory Note"), (c) Purchaser will deliver to Seller evidence of wire transfers, in payment of the Purchase Price described in Section 3.2 and
(d) Purchaser will deliver or cause to be delivered by the Company evidence of wire transfers, in the aggregate amount of $35,000,000 (plus any accrued and unpaid interest due on the Promissory Note), in satisfaction of the Company's obligation to pay all principal (plus accrued and unpaid interest) on the Promissory Note, or as a purchase price for the Promissory Note.

                                 ARTICLE IV

                                BEST EFFORTS


          Section 4.1. Best Efforts. Clark and Seller each will use its best efforts to cause all the conditions described in Article V to be fulfilled on or before the Closing Date and Purchaser will use its best efforts to cause all the conditions described in Article VI to be fulfilled on or before the Closing Date. Each of the parties agrees to use its best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transaction contemplated by this Agreement, including, but not limited to (a) the obtaining of any necessary

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waivers, consents or approvals from governmental or regulatory agencies or authorities and the making of any necessary registrations or filings (including, but not limited to, filings with governmental or regulatory agencies or authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority,
(b) the obtaining of all necessary consents, approvals or waivers from third parties and (c) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed.

                                  ARTICLE V

                    CONDITIONS TO PURCHASER'S OBLIGATIONS


     Section 5. Conditions to Purchaser's Obligations. The obligation of the Purchaser to purchase the Stock from Seller on the Closing Date is conditioned on the satisfaction at or prior to the Closing, or waiver by Purchaser, of the following conditions:

          Section 5.1. Truth of Representation and Warranties. The representations and warranties of Clark and Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on such date, and Purchaser will have received a certificate signed by the President or a Vice President of Clark to that effect.

          Section 5.2. Fulfillment of Obligations. Seller will have fulfilled all its obligations under this Agreement required to have been fulfilled at or before the Closing.

          Section 5.3. No Injunction. No court or other governmental (including European Union) body or public authority shall have issued an order which shall then be in effect and unstayed restraining or prohibiting Purchaser from completing the transactions contemplated hereby.

          Section 5.4.  Governmental Approvals.  All governmental
(including European Union) consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          Section 5.5. Closing Date. The Closing Date will be not later than July 31, 1995.







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                                 ARTICLE VI

                     CONDITIONS TO SELLER'S OBLIGATIONS


     Section 6. Conditions to Seller's Obligations. The obligation of Seller to sell the Stock to Purchaser on the Closing Date is conditioned on satisfaction at or prior to the Closing, or waiver by Clark, of the following conditions:

          Section 6.1. Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on such date, and Seller will have received a certificate signed by the President or a Vice President of Purchaser (or an attorney-in-fact for one of them), to that effect.

          Section 6.2. Fulfillment of Obligations. Purchaser will have fulfilled all its obligations under this Agreement required to have been fulfilled at or before the Closing.

          Section 6.3. No Injunction. No court or other governmental (including European Union) body or public authority shall have issued an order which shall then be in effect and unstayed restraining or prohibiting Seller or Clark from completing the transactions contemplated hereby.

          Section 6.4.  Governmental Approvals.  All governmental
(including European Union) consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          Section 6.5.  Payment of Dividend.  The dividend referred to in
Article VII shall have been declared and paid.

          Section 6.6. Repayment of Shareholder Loan. Clark's loan to the Company in the aggregate principal amount of $35,000,000, plus accrued and unpaid interest thereon, evidenced by the Promissory Note shall have been repaid by or on behalf of the Company.

          Section 6.7. Closing Date. The Closing Date will be not later than July 31, 1995.

                                 ARTICLE VII

                        ACTIONS PRIOR TO THE CLOSING


          Section 7.1. Special Dividend. Clark and Volvo shall cause the Company to declare and pay on or prior to the Closing Date, a special dividend in the amount of $26,000,000; $13,000,000 to each of Seller and Purchaser.


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          Section 7.2.  Repayment of Shareholder Loan.  On or prior to the
Closing Date, Clark and Purchaser shall cause the Company to repay to Clark, the full amount outstanding, plus any accrued and unpaid interest, on the Promissory Note, or the Purchaser shall purchase the Promissory Note for that amount (including an amount equal to the accrued but unpaid interest).

                                ARTICLE VIII

                 TERMINATION AND CONTINUATION OF AGREEMENTS


          Section 8.1. Continuation of Certain Agreements. From and after the Closing Date, the provisions of Section 8.2 of an Amendment Agreement dated June 23, 1992, between Purchaser and Clark will remain in effect, and each of the agreements between the Company or any of its subsidiaries, on the one hand, and Clark or its subsidiaries, on the other hand, referred to in Section 8.2 of the Amendment Agreement, will remain in effect on the terms and conditions, and for the periods, provided in Section 8.2 of the Amendment Agreement.

          Section 8.2. Termination of Agreement Between Shareholders. Except as provided in Section 8.1, Clark and Purchaser hereby agree that the Agreement Between Shareholders shall terminate on the Closing Date, and none of Purchaser, Clark, Seller, the Company or any other person will have any rights or obligations under the Agreement Between Shareholders after the Closing Date.

                                 ARTICLE IX

                                MISCELLANEOUS


          Section 9.1. Expenses. Each of the parties hereto shall pay all of its own expenses relating to the transactions contemplated by this Agreement, including, but not limited to, the fees and expenses of their respective counsel and financial advisers. All stamp, transfer, notarial, documentary, sales, use, capital, registration and other similar taxes and fees incurred in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (collectively, "Transfer Taxes") due to any governmental authority in the United States shall be paid by Seller. All Transfer Taxes due to any governmental authority in Sweden shall be paid by Purchaser. Seller and Purchaser will each pay 50% of any Transfer Taxes due to any governmental authority in the Netherlands. Notwithstanding anything in the foregoing to the contrary, Seller and Purchaser will share equally the expense incurred by either of them of any civil law notary in the Netherlands required to effectuate the transfer of the Stock as contemplated by this Agreement.

          Section 9.2. Brokers. Each of Clark and Purchaser represents as to itself, and Clark represents as to Seller, that no person has acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that (i) Clark represents and agrees that CS First Boston acted as a financial adviser to Clark and Seller, and all compensation of CS First Boston for acting in

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that capacity will be paid by Clark or Seller, and (ii) Purchaser represents and agrees that Merrill Lynch International acted as financial adviser to Purchaser, and all compensation of Merrill Lynch International for acting in that capacity will be paid by Purchaser. Each of Clark, the Seller and the Purchaser acknowledges that Goldman, Sachs & Co. was jointly retained by Clark and Purchaser to render its opinion as to the standing and record of the Company and was paid a fee by Clark and Purchaser in consideration of rendering such opinion. Clark indemnifies Purchaser against and agrees to hold Purchaser harmless from, and Purchaser indemnifies Clark and Seller against and agrees to hold Clark and Seller harmless from, any liabilities, costs or expenses arising from any claim against the indemnified party relating to services as a broker, a finder or in a similar capacity allegedly rendered to the indemnifying party.

          Section 9.3. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York in the United States of America applicable to contracts made and to be performed entirely within the State of New York.

          Section 9.4. "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

          Section 9.5. Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 9.6. Publicity. Except as otherwise required in order to comply with any law or regulation, or with any rule of a stock exchange on which shares of Clark or Purchaser are listed, none of the parties hereto shall issue any press release or make any other public statement regarding this Agreement or the transactions which are the subject of this Agreement, without submitting the text of the release or public statement to the other party for its advance review.

          Section 9.7. Notices. Any notice or other communication required or permitted hereunder shall be deemed given on the day when delivered in person or sent by facsimile transmission (with confirmation of receipt at the number to which sent), or on the second business day after the day on which sent by means of any overnight courier service or on the fifth business day after the day on which sent by air mail, postage prepaid, addressed as follows:

          If to Purchaser:

               AB Volvo
               S-405 08
               Goteborg, Sweden
               Attention:  General Counsel
               Facsimile No.: 46-31-537984


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          with a copy to:

               David W. Bernstein, Esq.
               Rogers & Wells
               200 Park Avenue
               New York, New York 10166
               U.S.A.
               Facsimile No.: 1-212-878-8375

          If to Clark Equipment Company or Seller:

               General Counsel
               Clark Equipment Company
               100 North Michigan Street
               South Bend, Indiana 46634
               Facsimile No.: 219-239-0237

          with a copy to:

               White & Case
               1155 Avenue of the Americas
               New York, New York 10036
               Attention: William F. Wynne, Jr., Esq.
               Facsimile No.: 212-354-8113


or to such other address or number as shall be furnished in writing by any such party to the other party or parties in the manner provided in this Section.

          Section 9.8. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which taken together shall constitute one instrument.

          Section 9.10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          Section 9.11. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Clark and by Purchaser. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the parties hereto.

          Section 9.12.  No Survival of Representations.  The
representations and warranties of Clark, Seller and Purchaser contained in this Agreement shall not survive the purchase and sale of the Stock contemplated hereby, except that the representations and warranties in Sections 1.1, 1.3, 1.4 and 2.2 will survive for eighteen months after the Closing Date.

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                                  ARTICLE X

                                  GUARANTY


          Section 10.1. Guaranty of Seller's Obligations. Clark unconditionally guarantees the performance of the obligations of Seller under this Agreement.

          IN WITNESS WHEREOF, Purchaser, Clark and Seller have each caused its corporate name to be hereunto subscribed by an officer thereunto duly authorized, all as of the day and year first above written.

                              AKTIEBOLAGET VOLVO


                              By:   /s/ Sten Langenius
                                 Name:  Sten Langenius
                                 Title: Executive Vice President


                              By:    /s/ Fred Bodin
                                 Name:  Fred Bodin
                                 Title: Senior Vice President


                              CLARK EQUIPMENT COMPANY


                              By:    /s/ William Harper
                                 Name:  William N. Harper
                                 Title: Vice President


                              CLARK-HURTH COMPONENTS MARKETING
                              COMPANY


                              By:    /S/ Bernard Henely
                                 Name:  Bernard D. Henely
                                 Title: Vice President













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